                                                                   EXHIBIT 10.N

Hanover Marriott
Hanover, New Jersey



                              MANAGEMENT AGREEMENT


                                    BETWEEN


                      HANOVER MARRIOTT LIMITED PARTNERSHIP
                                   ("OWNER")


                                      AND


                         MARRIOTT HOTEL SERVICES, INC.
                             ("MANAGEMENT COMPANY")

                               TABLE OF CONTENTS
                               -----------------

                                                           Page
                                                           ----

ARTICLE I - DEFINITION OF TERMS
-------------------------------

    1.01  Definition of Terms----------------------------   3
    1.02  Terms Defined in Other Sections----------------  16

ARTICLE II - APPOINTMENT OF MANAGEMENT COMPANY
----------------------------------------------

    2.01  Appointment------------------------------------  18
    2.02  Delegation of Authority------------------------  18
    2.03  Operational Standards--------------------------  19
    2.04  Limitations on Authority-----------------------  24

ARTICLE III - THE HOTEL
-----------------------

    3.01  Ownership of Site and Hotel--------------------  26
    3.02  No Covenants or Restrictions-------------------  27

ARTICLE IV - TERM
-----------------

    4.01  Term-------------------------------------------  28
    4.02  Owner's Right to Terminate---------------------  29

ARTICLE V - COMPENSATION OF MANAGEMENT COMPANY; DISTRIBUTIONS
-------------------------------------------------------------

    5.01  Management Fees--------------------------------  30
    5.02  Accounting and Interim Payments----------------  30

ARTICLE VI - PRE-OPENING ACTIVITIES
-----------------------------------

    [Intentionally omitted.]-----------------------------  32

ARTICLE VII - WORKING CAPITAL, INVENTORIES AND FIXED ASSET
----------------------------------------------------------
SUPPLIES
--------
    7.01  Working Capital and Inventories----------------  33
    7.02  Fixed Asset Supplies---------------------------  33

ARTICLE VIII - MAINTENANCE, REPLACEMENT AND CHANGES
---------------------------------------------------

    8.01  Repairs and Maintenance------------------------  35
    8.02  Repairs and Equipment Reserve------------------  35
    8.03  Alterations and Improvements-------------------  38
    8.04  Liens------------------------------------------  40
    8.05  Ownership of Replacements, Etc.----------------  40

                                                          Page
                                                          ----

ARTICLE IX - BOOKKEEPING AND BANK ACCOUNTS
------------------------------------------

    9.01  Books and Records -----------------------------  41
    9.02  Hotel Accounts---------------------------------  42
    9.03  Annual Operating Budget------------------------  42
    9.04  Operating Loss; Credit-------------------------  43

ARTICLE X - TRADEMARK AND TRADE NAME
------------------------------------

    10.01  Marriott Name---------------------------------  44
    10.02  Fixed Asset Supplies--------------------------  45
    10.03  Breach of Covenant----------------------------  45

ARTICLE XI - POSSESSION AND USE OF HOTEL
----------------------------------------

    11.01  Quiet Enjoyment-------------------------------  46
    11.02  Actions for Quiet Occupation------------------  46
    11.03  Use-------------------------------------------  47
    11.04  Chain Services--------------------------------  48
    11.05  Owner's Right to Inspect----------------------  49

ARTICLE XII - INSURANCE
-----------------------

    12.01  Interim Insurance-----------------------------  50
    12.02  Property and Operational Insurance------------  50
    12.03  General Insurance Provisions------------------  52
    12.04  Cost and Expense------------------------------  54
    12.05  Owner's Option to Obtain Certain Insurance----  55

ARTICLE XIII - TAXES
--------------------

    13.01  Real Estate and Property Taxes----------------  58

ARTICLE XIV - HOTEL EMPLOYEES
-----------------------------

    14.01  Employees-------------------------------------  59

ARTICLE XV - DAMAGE, CONDEMNATION AND FORCE MAJEURE
---------------------------------------------------

    15.01  Damage and Repair-----------------------------  60
    15.02  Condemnation----------------------------------  61
    15.03  Force Majeure---------------------------------  62
    15.04  Damage, Condemnation and Force
            Majeure Under First Mortgage-----------------  63

                                                           Page
                                                           ----

ARTICLE XVI - DEFAULTS
----------------------

    16.01  Defaults--------------------------------------  64
    16.02  Remedies Cumulative---------------------------  65

ARTICLE XVII - WAIVER; PARTIAL INVALIDITY
-----------------------------------------

    17.01  Waiver----------------------------------------  67
    17.02  Partial Invalidity----------------------------  67

ARTICLE XVIII - ASSIGNMENT
--------------------------

    18.01  Assignment------------------------------------  68
    18.02  Subordination---------------------------------  70
    18.03  Transfer of Hotel to Lender Under
            First Mortgage and Second Mortgage-----------  71

ARTICLE XIX - SALE OF HOTEL
---------------------------

    19.01  Sale of Hotel---------------------------------  72

ARTICLE XX - ARBITRATION
------------------------

    20.01  Arbitration-----------------------------------  75

ARTICLE XXI - MISCELLANEOUS
---------------------------

    21.01  Right to Make Agreement-----------------------  78
    21.02  Consents--------------------------------------  78
    21.03  Agency----------------------------------------  79
    21.04  Applicable Law--------------------------------  80
    21.05  Recordation-----------------------------------  80
    21.06  Headings--------------------------------------  81
    21.07  Certificates----------------------------------  81
    21.08  Notices---------------------------------------  82
    21.09  Entire Agreement------------------------------  83
    21.10  Termination-----------------------------------  83
    21.11  Indemnification-------------------------------  85
    21.12  Confidentiality-------------------------------  85
    21.13  Owner's Exculpation---------------------------  86
    21.14  Termination of Operating Lease----------------  86

Exhibit A - The Site
Exhibit B - Permitted Exceptions

                              MANAGEMENT AGREEMENT
                              --------------------

    This Management Agreement (this "Agreement") is executed as of the 18th day of August, 1997, ("Effective Date"), by and between HANOVER MARRIOTT LIMITED PARTNERSHIP, a Delaware limited partnership with its principal address at 10400 Fernwood Road, Bethesda, Maryland 20817 ("Owner"), and MARRIOTT HOTEL SERVICES, INC., a Delaware corporation with its principal address at 10400 Fernwood Road, Bethesda, Maryland 20817 ("Management Company").

                              W I T N E S S E T H:

    WHEREAS, Owner is the owner of a modern, first-class hotel in Hanover, New Jersey, as more fully described in Section 1.01;

    WHEREAS, the Hotel is as of the Effective Date being operated by Management Company pursuant to that certain Amended and Restated Lease dated as of July 29, 1986 (the "Operating Lease");

    WHEREAS, Management Company and Owner desire to terminate the Operating Lease as of the Effective Date; and

    WHEREAS, Owner desires to have Management Company continue to operate the Hotel and Management Company is willing to continue to operate the Hotel for the account of Owner but on the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                              DEFINITION OF TERMS
                              -------------------

    1.01  Definition of Terms
          -------------------
    The following terms when used in this Agreement shall have the meanings indicated:

    A.  "Accounting Period" shall mean the four (4) week accounting periods
         -----------------
having the same beginning and ending dates as Management Company's four (4) week accounting periods, except that an Accounting Period may occasionally contain five (5) weeks when necessary to conform Management Company's accounting system to the calendar.

    B.  "Additional Invested Capital" shall mean the cumulative total, as of any
         ---------------------------
given point in time during the term of this Agreement, of any expenditures made by Owner pursuant to Section 8.03 and any contributions by Owner to the FF&E Reserve beyond the funding described in Section 8.02 B.

    C.  "Annual Operating Statement" shall mean a financial statement in
         --------------------------
reasonable detail summarizing the Hotel operations for a given Fiscal Year.

    D.  "Available Cash Flow" shall mean an amount, with respect to each Fiscal
         -------------------
Year or portion thereof, equal to the excess (if any) of the Operating Profit for such Fiscal Year over the Owner's Priority.

    E.  "Base Management Fee" shall mean an amount equal to three percent (3%)
         -------------------
of Gross Revenues, which shall be paid to Management Company as compensation (in addition to the Incentive Management Fee) for the services performed pursuant to this Agreement.

   F.  "Central Office Services" shall mean certain services which are provided
        -----------------------
to the Hotel by personnel who are employees of Management Company or one of its affiliates and who are not normally located at the Hotel, including the following: executive supervision; planning and policy making; corporate finance; corporate personnel and employee relations; in-house legal services; trademark protection relating to proprietary marks which are used generally by the Marriott chain; certain product research and development; and the services of Management Company's technical and operational experts making routine periodic inspection and consultation visits to the Hotel (but not the services of the personnel of the Architecture and Construction Division of Management Company (or any of its affiliates) providing architectural, technical or procurement services for the Hotel, the costs and expenses of which shall be a Deduction). Any service which is defined as being included within the term "Chain Services" shall not also be included within "Central Office Services". The Central Office Services which are provided to the Hotel shall be generally consistent with those Central Office Services which are provided to other comparable full-service hotels within the Marriott Hotel System.

    G. "Employee Claims" shall mean any and all claims (including all fines,
        ---------------
judgments, penalties, costs, Litigation and/or arbitration expenses, attorneys' fees and expenses, and costs of settlement with respect to any such claim) by any employee or employees of Management Company against Owner or Management Company with respect to the employment at the Hotel of such employee or employees. "Employee Claims" shall include, but not be limited to, the following: (i) claims which are eventually resolved by arbitration, by Litigation or by settlement; (ii) claims which also involve allegations that any applicable employment-related contracts affecting the employees at the Hotel have been breached; and (iii) claims which involve allegations that one or more of the Employment Laws has been violated; provided, however, that "Employee Claims" shall not include claims for worker compensation benefits (which shall be governed by Article XII hereof) or for unemployment benefits.

    H.  "Employment Laws" shall mean any federal, state or local law (including
         ---------------
the common law), statute, ordinance, rule, regulation, order or directive with respect to employment, conditions of employment, benefits, compensation, or termination of employment that currently exists or may exist at any time during the term of this Agreement, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Workers Adjustment and Retraining Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act of 1986, the Polygraph Protection Act of 1988 and the Americans With Disabilities Act of 1990.

    I.  "Environmental Laws" shall mean any federal, state or local law, rule or
         ------------------
regulation (both present and future) dealing with the use, generation, treatment, storage, disposal or abatement of Hazardous Materials, including, but not limited to, (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended, and (ii) the
                                      -- ---
regulations promulgated thereunder, from time to time.

    J.  "First Mortgage" shall mean that instrument which secures the permanent
         --------------
first-lien financing from Connecticut General Life Insurance Company for the Hotel in the principal amount of Twenty-Nine Million Eight Hundred Seventy-Five Thousand Dollars ($29,875,000). Unless specifically stated to the contrary elsewhere herein, the term "First Mortgage" shall include renewals, extensions, amendments or refinancings of said instrument so long as the principal amount of the First Mortgage as so renewed, extended, amended or refinanced is not in excess of the aforesaid amount.

    K.  "Fiscal Year" shall mean the same period as Management Company's Fiscal
         -----------
Year, which now begins at 12:01 a.m. on the first Saturday following the Friday closest to December 31 of each calendar year and shall consist of thirteen (13) Accounting Periods, thus providing a Fiscal Year of fifty-two (52) weeks, except that when appropriate (every five or six years), a Fiscal Year shall contain fifty-three (53) weeks. The first full Fiscal Year shall begin on the Saturday following the Friday closest to the first December 31st following the Effective Date. Any period between the Effective Date and the beginning of the first full Fiscal Year of the Initial Term, as well as any period between the last full Fiscal Year and the expiration or termination of this Agreement, shall be considered a "Partial Fiscal Year." If Management Company's Fiscal Year is changed in the future, appropriate adjustments in this Agreement's accounting and reporting procedures shall be made; provided, however, that no such change or adjustments shall in any way alter the term of this Agreement or in any way reduce or diminish Owner's Distribution.

    L.  "Fixed Asset Supplies" shall mean supply items included within "Property
         --------------------
and Equipment" under the Uniform System of Accounts (as hereinafter defined) including linen, china, glassware, silver, uniforms, and similar items.

    M.  "GDP Deflator" shall mean the "Gross Domestic Product Implicit Price
         ------------
Deflator" issued from time to time by the United States Bureau of Economic Analysis of the Department of Commerce, or if the aforesaid GDP Deflator is not at such time so prepared and published, any comparable index selected by Owner and reasonably satisfactory to Management Company (a "Substitute Index") then prepared and published by an agency of the Government of the United States, appropriately adjusted for changes in the manner in which such index is prepared and/or year upon which such index is based. Any dispute regarding the selection of the Substitute Index or the adjustments to be made thereto shall be settled by arbitration in accordance with Section 20.01. Except as otherwise expressly stated herein, whenever a number or amount is required to be "adjusted by the GDP Deflator", or similar terminology, such adjustment shall be equal to the percentage increase or decrease (except that, for purposes of this Agreement, the GDP Deflator shall not be decreased below its level as of the Effective
Date) in the GDP Deflator which is issued for the month in which such adjustment is to be made (or, if the GDP Deflator for such month is not yet publicly available, the GDP Deflator for the most recent month for which the GDP Deflator is publicly available) as compared to the GDP Deflator which was issued for the month in which the Effective Date occurred.

    N.  "Gross Revenues" shall mean all revenues and receipts of every kind
         --------------
derived from operating the Hotel and all departments and parts thereof, including, but not limited to, income (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from: the rental of rooms, stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals; income from vending machines; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and the proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include: (i) gratuities to Hotel employees; (ii) Federal, state and municipal excise, sales and use taxes or similar impositions collected directly from patrons or guests or included as part of the sales price of any goods or services; (iii) the proceeds of casualty and public liability insurance; (iv) condemnation awards; or (v) gross receipts of licensees, sublessees and concessionaires which are not owned by or affiliated with Management Company.

    O.  "Hazardous Materials" shall mean any substance or material containing
         -------------------
one or more of any of the following: "hazardous material", "hazardous waste", "hazardous substance", "regulated substance", "petroleum", "pollutant", "contaminant", or "asbestos", as such terms are defined in any applicable Environmental Law, in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under any applicable Environmental Law, or which may present a significant risk of harm to guests, invitees or employees of the

Hotel.

    P.  "Hotel" shall mean the improvements presently located on the Site, and
         -----
the furniture, furnishings, fixtures and equipment now or hereafter placed thereon.

    Q.  "Impositions" shall have the meaning set forth in Section 13.01.
         -----------

    R.  "Incentive Management Fee" shall mean the payments which shall be made
         ------------------------
to Management Company, as compensation (in addition to the Base Management Fee) to Management Company for its services under this Agreement, which shall be an amount equal to one hundred percent (100%) of the first Four Hundred Thousand Dollars ($400,000) of Available Cash Flow in each Fiscal Year (or portion thereof) plus twenty-five percent (25%) of Available Cash Flow in excess of Four Hundred Thousand Dollars ($400,000) in each Fiscal Year (or portion thereof).

    S.  "Inventories" shall mean "Inventories" as defined in the Uniform System
         -----------
of Accounts, such as provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies, stationery; and other expensed supplies and similar items.

    T.  "Legal Requirement" shall mean any federal, state or local law, code,
         -----------------
rule, ordinance, regulation or order of any governmental authority or agency having jurisdiction over the business or operation of the Hotel or the matters which are the subject of this Agreement, including, but not limited to, the following: (i) any building, zoning or use laws, ordinances, regulations or orders; and (ii) Environmental Laws.

    U.  "Litigation" shall mean:  (i) any cause of action commenced in a
         ----------
federal, state or local court; or (ii) any claim brought before an administrative agency or body (for example, but not limited to, employment discrimination claims).

    V.  "Management Fees" shall mean the Base Management Fee plus the Incentive
         ---------------
Management Fee.

    W.  "Marriott" shall mean Marriott International, Inc., a Delaware
         --------
corporation having an address at 10400 Fernwood Road, Bethesda, Maryland 20817.

    X.  "Marriott Hotel System" shall mean the full-service hotel system managed
         ---------------------
by Marriott (or one or more of its affiliates) which is, as of the Effective Date, operated under the trade name "Marriott Hotels, Resorts and Suites".

    Y.  "Marriott Standards" shall mean both the operational standards (for
         ------------------
example, staffing, amenities offered to guests, advertising, etc.) and the physical standards (for example, the quality, condition, utility and age of the FF&E, etc.) of comparable full-service hotels in the Marriott Hotel System, as such operational and physical standards may fluctuate from time to time (provided, however, that the Marriott Standards shall in no event be lower than the operational and physical standards, as of the date in question, of comparable "quality segment" (as such term was being used as of the Effective Date) full-service hotels in other full-service hotel systems).

    Z.  "Operating Loss" shall mean a negative Operating Profit.
         --------------

    AA. "Operating Profit" shall mean for each Fiscal Year (and Partial Fiscal
         ----------------
Year) the excess of Gross Revenues over the following deductions ("Deductions"), as determined under the Uniform System of Accounts except as otherwise specifically provided for herein, incurred by Management Company in operating the Hotel:

         1. The cost of sales, salaries, wages, fringe benefits, payroll taxes and other costs related to Hotel employees;

         2. Departmental expenses; administrative and general expenses and the cost of Hotel advertising and business promotion; heat, light, power and all other utility costs; and routine repairs, maintenance and minor alterations under Section 8.01;

         3. The cost of Inventories and Fixed Asset Supplies consumed in the operation of the Hotel;

         4. License fees and taxes, if any, payable by or assessed against Owner or Management Company related to the Site, the Hotel, to this Agreement or to Management Company's operation of the Hotel (exclusive of income, franchise and similar taxes owed by either Owner or Management Company) but including all ad valorem, personal property and real estate taxes described in Section 13.01, and special public assessments levied against the Hotel during the term of this Agreement;

         5.  Insurance costs and expenses as provided in Article XII;

         6. A reserve for uncollectible accounts receivable as reasonably determined by Management Company;

         7. All costs and fees of independent accountants or other third parties who perform services for the Hotel which are required or permitted hereunder;

         8. The cost and expense of technical consultants and operational experts for specialized services in connection with non-routine Hotel work;

         9.  The Base Management Fee;

         10. The Hotel's pro rata share of costs and expenses incurred by Management Company in providing Chain Services (as defined in Section 11.04);

         11.  Repairs and Equipment Reserve contributions in accordance with
Section 8.02;

         12. Such other costs and expenses as are specifically provided for elsewhere in this Agreement (not including the costs and expenses of providing the Central Office Services) or are otherwise reasonably necessary for the proper and efficient operation of the Hotel.

    Specifically excluded from Deductions (and to be paid solely by Owner) are all payments on loans (including, but not limited to, the First Mortgage, the Second Mortgage and debt owed to Host Marriott Corporation and its affiliates) incurred with respect to the purchase of the Site and/or the construction, furnishing and equipping of the Hotel, except as may otherwise be expressly set forth herein. Such other costs and expenses incurred by Management Company or its Affiliates (not including the costs and expenses of providing the Central Office Services) as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel (including, without limitation, the costs and expenses of all functions described in Section 2.03, to the extent such costs and expenses are not already treated as Deductions elsewhere in this definition of Operating Profit, unless, and to the extent that, any such costs and expenses are specifically stated not to be Deductions under any provision of this Agreement).

    The term "Deductions" shall not include (i) rental payments pursuant to any ground lease of the Site, nor (ii) any expenditures which are included within the definition of "Additional Invested Capital"; all of which shall be paid by Owner from its own funds, and not from Gross Revenues nor from the FF&E Reserve. In no event shall the costs or expenses of providing the Central Office Services be treated as Deductions, or otherwise be reimbursed out of Gross Revenues; it being the intent of the parties that all such costs and expenses are to be paid by Management Company (or its Affiliates) from its own funds.

    Depreciation shall be excluded from the computation of Operating Profit.

    BB. "Owner's Distribution" shall mean, with respect to each Fiscal Year or
         --------------------
portion thereof during the term of this Agreement, Operating Profit less any Incentive Management Fee due to Management Company.

    CC. "Owner's Priority" shall mean, with respect to each Fiscal Year
         ----------------
(prorated for any partial Fiscal Years) during the term of this Agreement, the sum of (i) Four Million Six Hundred Fifty Thousand Dollars ($4,650,000) and (ii) a dollar amount equal to ten percent (10%) of any Additional Invested Capital expended by Owner; in calculating the dollar amount in the foregoing clause
(ii), each expenditure of Additional Invested Capital shall be added into such calculation (with respect to the Fiscal Year or Fiscal Years during which such expenditure(s) occurred) on a pro rata basis, beginning with the first full Accounting Period after such expenditures occurred, and thereafter over the remainder of the current Fiscal Year. As of the Effective Date, the Owner's Priority is Four Million Six Hundred Fifty Thousand Dollars ($4,650,000).

    DD.  "Site" shall mean that certain parcel of land in Hanover, New Jersey
          ----
shown on Exhibit A attached hereto.

    EE.  "Termination" shall mean the expiration or sooner cessation of this
          -----------
Agreement.

    FF.  "Uniform System of Accounts" shall mean the Uniform System of Accounts
          --------------------------
for Hotels, Eighth Revised Edition, 1986, as published by the Hotel Association of New York City, Inc.

    GG.  "Working Capital" shall mean funds which are reasonably necessary for
          ---------------
the day-to-day operation of the Hotel's business, including, but not limited to, amounts sufficient for the maintenance of change and petty cash funds, operating bank accounts, receivables, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities.

    HH.  "Second Mortgage" shall mean that instrument which secures the
          ---------------
permanent second-lien financing from Host Marriott Corporation for the Hotel in the original principal amount of Seven Million One Hundred Twenty-Five Thousand Dollars ($7,125,000). Unless specifically stated to the contrary elsewhere herein, the term "Second Mortgage" shall include renewals, extensions, amendments or refinancings of said instrument so long as the principal amount of the Second Mortgage as so renewed, extended, amended or refinanced is not in excess of the aforesaid amount; provided, however, that the term "Second Mortgage" shall include an increase in principal amount of up to an additional One Million Seven Hundred Thousand Dollars ($1,700,000) if lender under the Second Mortgage makes an additional loan to Owner to fund a portion of the renovation project currently scheduled to take place in Fiscal Year 1997 and Fiscal Year 1998.

    1.02  Terms Defined in Other Sections
          -------------------------------
    As used in this Agreement, the following terms have the meanings specified in the Sections listed below:

    A.  "Accounting Period Statement" - Section 5.02 A.
         ---------------------------

    B.  "Agreement" - Preamble.
         ---------

    C.  "Annual Operating Budget" - Section 9.03.
         -----------------------

    D.  "Building Estimate" - Section 8.03.
         -----------------

    E.  "Chain Services" - Section 11.04.
         --------------

    F.  "Deductions" - Section 1.01 AA.
         ----------

    G.  "Effective Date" - Preamble.
         --------------

    H.  "FF&E" - Section 8.02 A 1.
         ----

    I.  "FF&E Estimate" - Section 8.02 D.
         -------------

    J.  "Force Majeure" - Section 15.01.B.
         -------------

    K.  "Hotel Retention" - Section 12.03 F.
         ---------------

    L.  "Initial Term" - Section 4.01 A.
         ------------

    M.  "Management Company" - Preamble.
         ------------------

    N.  "Operating Accounts" shall have the meaning set forth in Section 9.02.
         ------------------

    O.  "Operating Lease" - Preamble.
         ---------------

    P.  "Owner" - Preamble.
         -----

    Q.  "Partial Fiscal Year" - Section 1.01 K.
         -------------------

    R.  "Renewal Terms" - Section 4.01 B.
         -------------

    S.  "Repairs and Equipment Reserve" - Section 8.02 A.
         -----------------------------

                                END OF ARTICLE I

                                   ARTICLE II
                       APPOINTMENT OF MANAGEMENT COMPANY
                       ---------------------------------

    2.01  Appointment
          -----------

    Owner hereby appoints and employs Management Company as Owner's exclusive agent to supervise, direct and control the management and operation of the Hotel for the term of this Agreement (beginning as of the Effective Date) provided in
Article IV. Management Company accepts said appointment and agrees to manage the Hotel during the term of this Agreement (beginning as of the Effective Date) in accordance with the terms and conditions hereinafter set forth. The performance of all activities by Management Company hereunder shall be for the account of Owner.

    2.02  Delegation of Authority
          -----------------------

    Hotel operations shall be under the exclusive supervision and control of Management Company which, except as otherwise specifically provided in this Agreement, shall be responsible for the proper and efficient operation of the Hotel. Management Company shall have discretion and control, free from interference, interruption or disturbance, in all matters relating to management and operation of the Hotel, including, but not limited to, the following: charges for rooms and commercial space; credit policies; food and beverage services; employment policies; granting of leases, licenses and concessions for shops and agencies within the Hotel, provided that the term of any such lease, license or concession shall not exceed the term of this Agreement and provided further that Owner's consent shall be required prior to the execution by Management Company of any such lease, license or concession which (i) has a term of more than five (5) years, or (ii) involves more than one thousand (1,000) square feet of space within the Hotel); receipt, holding and disbursement of funds; maintenance of bank accounts; procurement of inventories, supplies and services; promotion and publicity; and, generally, all activities necessary for operation of the Hotel.

    2.03  Operational Standards
          ---------------------

    In accordance with the Marriott Standards and the other terms of this Agreement, Management Company shall, in connection with the Hotel, perform each of the following functions (provided that in all cases, except as otherwise specifically set forth in this Agreement, the costs and expenses of performing such functions shall be Deductions):

    A. Management Company shall obtain and keep in full force and effect, either in its own name on behalf of Owner or in Owner's name, as may be required by the Legal Requirements, any and all licenses necessary for the operation of the Hotel, to the extent the same is within the control of Management Company (or, if same is not within the control of Management Company, Management Company shall use all due diligence and reasonable efforts to obtain and keep same in full force and effect).

    B. Recruit, employ, supervise, direct and (when appropriate) discharge all of the employees at the Hotel.

    C. Establish and revise, as necessary, administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner.

    D.  Plan, execute, and supervise repairs and maintenance at the Hotel.

    E.  Procure (as agent for Owner) all Fixed Asset Supplies and Inventories.

    F.  Maintain the Operating Accounts.

    G. Prepare and deliver Accounting Period Statements, Annual Operating Statements, Annual Operating Budgets, Building Estimates, FF&E Estimates, and such other budgets and reports as are required by this Agreement.

    H. Establish prices, rates and charges for services provided in the Hotel, including room rates.

    I. As agent for Owner, negotiate and enter into leases, concessions and licenses for shops and other facilities within the Hotel; provided, however, that notwithstanding any provision in this Agreement to the contrary, Management Company shall not enter into any leases, licenses or concessions for shops or other facilities or agencies at the Hotel for any "non-hotel use" (which shall be defined as any use which is not ultimately for the benefit of the hotel guest; permitting third parties to install cellular telephone and/or other telecommunications antennas at the Hotel (other than to service Hotel equipment) or entering into any lease, license or concession relating to conducting time-share activities are examples of "non-hotel uses") without the prior written consent of Owner, which consent may be withheld in Owner's sole discretion.

    J. Administer the leases, concessions and licenses for shops and other facilities within the Hotel (whether entered into pursuant to subsection I, above, or otherwise).

    K.  Provide the Central Office Services and the Chain Services.

    L. Provide, or cause to be provided, risk management services relating to the types of insurance required to be obtained or provided by Management Company under this Agreement, provided that the costs and expenses of providing such services are to be paid as described in Section 12.04 B.

    M. Reasonably cooperate with Owner concerning (i) disputes with any holder of the First Mortgage or the Second Mortgage regarding the Hotel, (ii) contests of Impositions and Legal Requirements, and (iii) adjustments of insurance claims and condemnation awards involving the Hotel.

    N. Reasonably cooperate (provided that Management Company shall not be obligated to enter into any amendments of this Agreement) with Owner in any attempt(s) by Owner to effectuate a sale of the Hotel pursuant to Section 19.01 or a renewal, extension, amendment or refinancing of the First Mortgage or the Second Mortgage. Such cooperation shall include, but be not limited to: (i) answering any reasonable questions by prospective purchasers and any holder of the First Mortgage or the Second Mortgage; (ii) preparing lists and schedules of leases, concessions, FF&E, Fixed Asset Supplies, Inventories, and similar items; and (iii) making such certifications and representations to Owner, to such purchasers and to any such holder of the First Mortgage or the Second Mortgage, regarding the Hotel and the operation thereof, as Owner may reasonably request (taking into account the extent of Management Company's control and responsibility provided for hereunder). Owner shall promptly reimburse Management Company, from its own funds and not as a Deduction, for the reasonable costs and expenses incurred by Management Company in connection with any actions necessary to comply with the requirements of this Section 2.03 N, provided that such actions are not otherwise required under other provisions of this Agreement.

    O. Arrange for and supervise public relations and advertising, and prepare annual marketing plans.

    P. Endeavor to manage the timing of expenditures to replenish Inventories, Fixed Asset Supplies, payments on accounts payable and collections of accounts receivable, so as to avoid or minimize any cash deficits with respect to Hotel operations, which deficits would otherwise require additional funding of Working Capital by Management Company.

    Q. Comply with all provisions in the First Mortgage and the Second Mortgage which are by their terms applicable to the operation of the Hotel; provided, however, that all practices and procedures used by Management Company in the operation of the Hotel as of the Effective Date shall be deemed to be in compliance with the First Mortgage and the Second Mortgage; but provided further, that if any holder under the First Mortgage or the Second Mortgage shall, from time to time, notify Management Company that it has determined that certain practices and procedures which are used by Management Company in the operation of the Hotel are not in compliance with the provisions of the First Mortgage or the Second Mortgage, respectively, Management Company shall promptly alter such practices and procedures to ensure such compliance; and provided further, that if such compliance would require work by Management Company which is beyond the normal course of Hotel operations, or would impose additional financial burdens on the Hotel which are beyond the normal course of Hotel operations, Owner (from its own funds, not as a Deduction) shall compensate Management Company for such work and such additional burdens.

    2.04  Limitations on Authority
          ------------------------

    Notwithstanding anything in Section 2.02 or elsewhere in this Agreement to the contrary (unless otherwise stated in this Section 2.04), and in addition to the various other provisions of this Agreement which prohibit Management Company from taking certain actions or which allow certain actions only if Owner's consent thereto has been obtained, Management Company shall not, without the prior written approval of Owner, which approval Owner may withhold in its sole discretion, perform any of the following actions in connection with the Hotel and on behalf of or burdening Owner:

         1.  Acquiring any land or interest therein;

         2. Acquiring any capital assets or interest therein except (i) items in the approved Building Estimate, and (ii) FF&E, Fixed Asset Supplies and Inventories (to the extent the same constitute capital assets) in the ordinary course of business as expressly provided for in this Agreement;

         3. Financing, refinancing or mortgaging of any portion of the Hotel or the revenue due to Owner therefrom;

         4. Selling (other than dispositions of FF&E, Fixed Asset Supplies and Inventories in the ordinary course of business as expressly provided for in this Agreement), leasing (other than as expressly provided for in this Agreement), or other transferring of, or the pledging or placing of any lien or encumbrance on, any part of the Hotel;

         5. In the event of a total or partial condemnation, consenting to any award or participating in any condemnation proceeding, except as expressly provided for in this Agreement;

         6. Entering into, modifying or terminating any lease, concession or license, except to the extent permitted under Section 2.02;

         7. Adjusting any claim or settling any Litigation which (a) is not covered by any of the insurance policies described in Article XII and is not an Employee Claim, and which would result in a Deduction or payment in excess of Five Hundred Thousand Dollars ($500,000) in any Fiscal Year, as adjusted by the GDP Deflator, or (b) would impose on Owner any material liability or obligation other than the payment of money, or would require Owner to make any material admission; or

         8. Adjusting any claim, under the applicable property insurance policies, regarding injury or damage to the Hotel or its contents, where the estimated cost of restoration is in excess of One Million Dollars ($1,000,000), as adjusted by the GDP Deflator.

                               END OF ARTICLE II

                                  ARTICLE III
                                   THE HOTEL
                                   ---------

    3.01  Ownership of Site and Hotel
          ---------------------------

    A. Owner covenants that it holds fee title to the Site and that it will have, keep and maintain good and marketable fee title interest therein free and clear of any and all liens, encumbrances or other charges except for (i) the First Mortgage and the Second Mortgage (or subordinated mortgages if Owner so elects and if such subordinated mortgages are permitted under the First Mortgage and the Second Mortgage), or (ii) other permitted exceptions as set forth on Exhibit B attached hereto or elsewhere in this Agreement, or (iii) liens, encumbrances or other charges resulting from the acts of Management Company. Notwithstanding the foregoing, Owner (except if (i) the holder of the First Mortgage or the Second Mortgage is "Owner" under this Agreement, or (ii) the First Mortgage or the Second Mortgage has been foreclosed upon and a subsequent purchaser at a foreclosure sale is "Owner" under this Agreement) specifically covenants that, it will keep and maintain title free and clear of any and all mortgages, deeds of trust or similar security instruments unless such documentation contains a provision reasonably acceptable to counsel for Management Company that this Agreement will not be subject to forfeiture or Termination other than in accordance with the terms hereof, notwithstanding a default under such mortgage, deed of trust or security instrument.

    B. Provided Management Company is not in monetary default under the terms and conditions of this Agreement, Owner shall pay and discharge, at or prior to the due date, any and all installments of principal and interest due and payable upon the First Mortgage and the Second Mortgage, other financing or refinancing, and other obligations listed as specified exclusions from the computation of Operating Profit pursuant to Section 1.01 AA and shall indemnify Management Company from and against all claims, litigation and damages arising from the failure to make such payments as and when required.

    3.02  No Covenants or Restrictions
          ----------------------------

    Owner warrants that after the Effective Date the Hotel will not be encumbered by any covenants or restrictions which would adversely affect the operation of the Hotel as a first-class hotel. Owner agrees upon request by Management Company to sign promptly, and without charge, applications for licenses, permits or other instruments necessary for operation of the Hotel.

                               END OF ARTICLE III

                                   ARTICLE IV
                                      TERM
                                      ----

    4.01  Term
          ----

    A. The initial term ("Initial Term") of this Agreement shall commence on the Effective Date, and unless sooner terminated as herein provided, shall continue for fourteen (14) Fiscal Years beginning with the first Fiscal Year which occurs after the Effective Date.

    B. The term thereafter shall be renewed by Management Company automatically (on the same terms and conditions contained herein) for each of five (5) successive periods of ten (10) Fiscal Years ("Renewal Terms") unless Management Company exercises its option to terminate this Agreement by giving Owner notice to that effect not less than twenty-four (24) months prior to the expiration of the then current term. Notwithstanding the foregoing, if Management Company provides such notice during such twenty-four (24) month period (and before the expiration of the then current term), the termination shall be effective on a date which is twenty-four (24) months after the giving of such notice. Management Company's renewal shall be effective if and only if Management Company is not in default under the terms and conditions of this Agreement at the time of commencement of such Renewal Term.

    4.02 Owner's Right to Terminate
         --------------------------

    A. Owner shall have the option to terminate this Agreement if in any two of three consecutive Fiscal Years there is an Operating Loss. Owner's option to terminate for the reason described in this Section 4.02 shall be exercised by written notice served upon Management Company in accordance with Section 21.08 within sixty (60) days following receipt of the Annual Operating Statement for the second Fiscal Year in which there is an Operating Loss in accordance with the foregoing.

    B. Notwithstanding the provisions of Section 4.02 A, Management Company shall have the right to avoid Termination by advancing to Owner, within thirty
(30) days after receipt of the notice of Owner's exercise of its option to terminate, an amount equal to the Operating Losses during such two Fiscal Years. Upon making such payment, the exercise of Owner's options under Section 4.02 A shall be deemed null and void for the applicable period to which such option relates, and this Agreement shall continue in full force and effect.

                               END OF ARTICLE IV

                                   ARTICLE V
               COMPENSATION OF MANAGEMENT COMPANY; DISTRIBUTIONS
               -------------------------------------------------

    5.01  Management Fees
          ---------------
    In consideration of services to be performed during the term of this Agreement, Management Company shall retain the Management Fees.

    5.02  Accounting and Interim Payments
          -------------------------------

    A. Within twenty (20) days after the close of each Accounting Period, Management Company shall submit to Owner an interim accounting statement (the "Accounting Period Statement") to Owner showing Gross Revenues, Deductions, Operating Profit, the Management Fees and other information necessary in determining Owner's Distribution. Management Company shall transfer with each Accounting Period Statement any interim Owner's Distribution due to Owner and shall retain any interim Management Fees due to Management Company.

    B. Calculations of Operating Profit and payments of the Management Fees and Owner's Distribution with respect to each Accounting Period within a Fiscal Year shall be accounted for cumulatively. Within ninety (90) days after the close of each Fiscal Year, Management Company shall submit an Annual Operating Statement to Owner, which Annual Operating Statement shall be controlling over the interim Accounting Period Statements. Any adjustments required by any such Annual Operating Statement shall be made promptly by the parties. No adjustment shall be made for any given Fiscal Year for any Operating Loss in a preceding or subsequent Fiscal Year.

                                END OF ARTICLE V

                                   ARTICLE VI
                             PRE-OPENING ACTIVITIES
                             ----------------------

    [Intentionally omitted.]

                               END OF ARTICLE VI

                                  ARTICLE VII
             WORKING CAPITAL, INVENTORIES AND FIXED ASSET SUPPLIES
             -----------------------------------------------------

    7.01  Working Capital and Inventories
          -------------------------------

    As of the Effective Date, Management Company has provided the funds necessary to supply the Hotel with the amount of Working Capital and Inventories which Management Company determines, in its reasonable business judgment, to be needed for the operation of the Hotel. During the term of this Agreement, Management Company shall maintain Working Capital at levels which it reasonably believes to be necessary for the operational requirements of the Hotel. All replacements to Inventories shall be funded from Gross Revenues and shall constitute a Deduction from Gross Revenues in determining Operating Profit. The Working Capital and Inventories of the Hotel shall be the property of Management Company during the term of this Agreement and upon Termination.

    7.02  Fixed Asset Supplies
          --------------------

    As of the Effective Date, Owner has provided the funds necessary to supply the Hotel with the necessary quantity and quality of Fixed Asset Supplies, as determined by Management Company in its reasonable business judgment. The cost of Fixed Asset Supplies expended during the Hotel's operation shall constitute a Deduction from Gross Revenues in determining Operating Profit. All replacements of Fixed Asset Supplies shall be funded from Gross Revenues and shall remain the property of Owner. Upon Termination, Management Company shall be obligated to deliver to Owner such Fixed Asset Supplies as are equal in quantity and comparable in quality to those provided by Owner as of the Effective Date, subject to the provisions of Section 10.02.

                               END OF ARTICLE VII

                                  ARTICLE VIII
                      MAINTENANCE, REPLACEMENT AND CHANGES
                      ------------------------------------

    8.01  Repairs and Maintenance
          -----------------------

    Management Company shall maintain the Hotel as a first-class hotel, in good repair and condition and in conformity with applicable laws and regulations and shall make or cause to be made such maintenance and routine repairs, replacements and minor alterations as shall be necessary for such purposes. The cost of such routine repairs, minor alterations and similar items that are expensed under generally accepted accounting practices, other than those to be paid from the Repairs and Equipment Reserve, shall be paid from Gross Revenues and treated as Deductions in computing Operating Profit.

    8.02  Repairs and Equipment Reserve
          -----------------------------

    A. As of the Effective Date, Management Company has, on behalf of Owner, established an escrow account ("Repairs and Equipment Reserve") in a bank selected by Management Company, subject to Owner's approval, into which the funds from the Reserve maintained pursuant to the Operating Lease have been transferred as of the Effective Date and which Repairs and Equipment Reserve shall be funded as set forth in Section 8.02 B, to cover the cost of:

         1. Replacements and renewals to the furniture, furnishings, fixtures and equipment ("FF&E") of the Hotel; and

         2. Certain non-routine repairs and maintenance to the Hotel building which are normally capitalized under generally accepted accounting principles such as exterior and interior repainting, resurfacing building walls, floors, roofs and parking areas, and replacing folding walls and the like, but which are not major repairs, alterations, improvements, renewals or replacements to the Hotel building's structure or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems, the cost of which are Owner's sole responsibility under Section 8.03.

    B. Management Company shall, on behalf of Owner, transfer into the Repairs and Equipment Reserve, subject to the provisions of Section 8.02 F, an amount equal to five percent (5%) of Gross Revenues for each such Fiscal Year. All such transfers shall take place with respect to each Accounting Period and shall be accounted for cumulatively and adjusted at the close of each Fiscal Year.
Any amount remaining in the Repairs and Equipment Reserve upon Termination shall be paid to Owner.

    C. Any proceeds from the sale of FF&E no longer necessary to the operation of the Hotel shall be credited to the Repairs and Equipment Reserve. Any interest paid upon such account shall also be credited to the Repairs and Equipment Reserve. The amount that would otherwise be transferred to the Repairs and Equipment Reserve in any given Fiscal Year shall be reduced by amounts so credited under this
Section 8.02 C.

    D. Each Fiscal Year Management Company shall prepare an estimate (the "FF&E Estimate") of the expenditures necessary for the replacement of FF&E, as well as the non-routine repairs and maintenance described in Section 8.02 A 2, during the next Fiscal Year and shall submit such FF&E Estimate to Owner at the same time as it submits the Annual Operating Budget.

    E. Management Company shall from time to time make such substitutions and replacements of or renewals to FF&E, as well as the non-routine repairs and maintenance described in Section 8.02 A 2, as it deems necessary up to the balance in the Repairs and Equipment Reserve. No expenditures will be made from the Repairs and Equipment Reserve other than in accordance with the preceding sentence. To the extent reasonably feasible Management Company will follow the FF&E Estimate for such Fiscal Year in making such expenditures. No expenditures will be made in excess of the balance in the Repairs and Equipment Reserve without the approval of Owner. At the end of each Fiscal Year, any amounts remaining in the Repairs and Equipment Reserve shall be carried forward to the next Fiscal Year.

    F. The annual percentage of Gross Revenues to be placed in the Repairs and Equipment Reserve as set forth in Section 8.02 B is an estimate based upon Management Company's prior experience with other comparable hotels. If, in good faith, Management Company feels at any time during the term of this Agreement that such percentage has become excessive given the needs of the Hotel, such percentage will be reduced to such an amount as Management Company deems reasonably necessary for the proper operation of the Hotel. On the other hand, as the Hotel ages, this percentage may not be sufficient to maintain the Hotel as a first-class hotel and, therefore, if, in any given Fiscal Year, the FF&E Estimate prepared in good faith by Management Company exceeds available funds in the Repairs and Equipment Reserve, Owner will either:

         1. Agree to increase the annual percentages of Gross Revenues contributed to the Repairs and Equipment Reserve to provide the additional funds required, or

         2. Obtain financing for the additional funds required; in such event, the principal and interest payments (which shall be on a commercially reasonable amortization basis) with respect to such financing will be treated as Deductions in computing Operating Profit.

         A failure or refusal by Owner to agree to either 1 or 2 above within a sixty (60) day period after Management Company's request therefor shall entitle Management Company to terminate this Agreement upon six (6) months' written notice.

    8.03  Alterations and Improvements
          ----------------------------

    Management Company will prepare in good faith an annual estimate of major expenditures for building alterations, improvements, renewals and replacements necessary to maintain and operate the Hotel as a first-class hotel facility ("Building Estimate") other than those to be paid from the Repairs and Equipment Reserve, and shall submit the estimate to Owner for approval at the same time the Annual Operating Budget is submitted. Management Company will not make any expenditures for such purposes that have not been approved by Owner, provided that if major changes, repairs, additions, alterations and improvements to the Hotel are required by reason of any law, ordinance, regulation or order of a competent government authority, or are otherwise required for the continued safe and orderly operation of the Hotel, Management Company shall immediately give Owner notice thereof and shall be authorized to take appropriate remedial action without approval in cases of emergency if Owner does not act. If Owner does not approve the Building Estimate as in good faith recommended by Management Company within sixty (60) days after it has been submitted and it is Management Company's reasonable business judgment that the failure to implement the Building Estimate will adversely affect the position of the Hotel within its geographical market or as a member of the Marriott chain of hotels, then Management Company shall have the right at its option to terminate this Agreement upon six (6) months' prior written notice. The cost of all such alterations, improvements, renewals and replacements shall be borne solely by Owner.

    8.04  Liens
          -----

    Management Company and Owner agree that the party obligated to cause or pay for any maintenance, repair, replacements, alterations or improvements in or to the Hotel shall not permit any liens to be filed against the Hotel which arise from such activities. Management Company and Owner shall cooperate fully in obtaining the release of any liens, and the cost thereof, if the lien was not occasioned by the fault of either party, shall be a proper Deduction from Gross Revenues (unless the work with respect to which the lien was filed is within the scope of Section 8.03, in which case Owner will bear such cost). If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release.

    8.05  Ownership of Replacements, Etc.
          -------------------------------

    All replacements, additions, substitutions and improvements made pursuant to this Article VIII, together with the funds periodically placed in the Repairs and Equipment Reserve, shall be the property of Owner.

                              END OF ARTICLE VIII

                                   ARTICLE IX

                         BOOKKEEPING AND BANK ACCOUNTS
                         -----------------------------

    9.01  Books and Records
          -----------------

    Books of control and account shall be kept on the accrual basis and in all material respects in accordance with the Uniform System of Accounts, with the exceptions provided in this Agreement. Owner and its agents and representatives (or the holder of the First Mortgage or the Second Mortgage) shall have the right, at reasonable intervals during Management Company's normal business hours, to examine such records and to make copies thereof, at Owner's expense. Within ninety (90) days following the close of each Fiscal Year, Management Company shall furnish Owner an Annual Operating Statement for such Fiscal Year and a certificate of Management Company's chief accounting officer certifying that such year-end statement is true and correct. Owner shall have ninety (90) days after receipt to audit, examine, or review said statement. If Owner raises no objections within said ninety (90) day period (unless Owner determines that it wishes to have such statement audited, in which case the aforesaid period of time shall be extended for a reasonable period until the completion of said audit), the statement shall be deemed to have been accepted by Owner and Management Company as true and correct and neither Owner nor Management Company shall have any further right to question its accuracy. Notwithstanding the above, Management Company shall furnish Owner with sufficient financial information to permit Owner to comply with the terms of the First Mortgage and the Second Mortgage pertaining to financial statements required thereunder.

    9.02  Hotel Accounts
          --------------

    All funds derived from the operation of the Hotel, or placed in escrow accounts in connection with said operation, shall be deposited by Management Company in Hotel bank accounts (the "Operating Accounts") in a national or state banking institution selected by Management Company, but subject to Owner's approval. Withdrawals from said accounts shall be made by representatives of Management Company whose signatures have been authorized. Reasonable petty cash funds shall be maintained at the Hotel.

    9.03  Annual Operating Budget
          -----------------------

    Management Company shall submit to Owner for its review thirty (30) days prior to the beginning of each Fiscal Year an "Annual Operating Budget" which shall set forth Management Company's good faith estimate of Gross Revenues, departmental profits, Deductions, and Operating Profit for the forthcoming Fiscal Year for the Hotel, taking into account the Hotel's market area and the integration of the Hotel into the Marriott hotel system. Management Company will use its best efforts and all due diligence to operate the Hotel within the Annual Operating Budget. It is understood, however, that the Annual Operating Budget is an estimate only and that unforeseen circumstances such as, but not limited to, the costs of labor, material, services and supplies, casualty, operation of law, or economic and market conditions may make adherence to the Annual Operating Budget impracticable, and Management Company shall be entitled to depart therefrom due to causes of the foregoing nature.

    9.04  Operating Loss; Credit
          ----------------------

    A. Any Operating Loss during the term of this Agreement shall be funded solely by Management Company, without reimbursement, adjustment or other accounting by Owner and the payment thereof by Management Company shall not constitute a Deduction hereunder.

    B. In no event shall either party borrow money in the name of or pledge the credit of the other.
                               END OF ARTICLE IX

                                   ARTICLE X

                            TRADEMARK AND TRADE NAME
                            ------------------------

    10.01  Marriott Name
           -------------

    A. During the term of this Agreement, the Hotel shall be known as a Marriott hotel, with additional identification as may be necessary to provide local identification. If the name of the Marriott hotel system is changed, Management Company shall have the right to change the name of the Hotel to conform thereto. The name "Marriott" when used alone or in connection with another word or words and the Marriott trademarks, service marks, trade names, logos, symbols and designs shall in all events remain the exclusive property of Management Company and its affiliates, and nothing contained herein shall confer on Owner the right to use such name, trademarks, service marks, trade names, logos, symbols or designs other than in strict accordance with the terms of this Agreement. Except as provided in Section 10.02, upon Termination, any use of or right to use said name, trademarks, service marks, trade names, logos, symbols or designs by Owner shall cease forthwith and Management Company shall have the right (at Management Company's sole cost and expense) to promptly remove from the Hotel any signs or similar items which contain the Marriott name, trademarks, service marks, trade names logos, symbols or designs.

    B. Included under the terms of this Article X are all trademarks, service marks, trade names, symbols, logos or designs used in conjunction with the Hotel, including, but not limited to, restaurant names, lounge names, etc., whether or not the marks contain the "Marriott" name. All use of such marks by Owner under this Agreement inures to the benefit of Management Company whether or not the marks are registered and regardless of the source of the mark.

    10.02  Fixed Asset Supplies
           --------------------

    Upon Termination, Management Company shall purchase, at their book value, any items of the Hotel's Fixed Asset Supplies as may be marked with the Marriott name or any Marriott trademark, trade name, service mark, symbol, logo or design.

    10.03  Breach of Covenant
           ------------------

    Management Company and/or its affiliated companies shall be entitled, in case of any breach of the covenants of this Article X by Owner or others claiming through it, to injunctive relief and to any other right or remedy available at law. The provisions of this Article X shall survive Termination.

                                END OF ARTICLE X

                                   ARTICLE XI

                          POSSESSION AND USE OF HOTEL
                          ---------------------------

    11.01  Quiet Enjoyment
           ---------------

    Owner covenants that so long as Management Company is not in default under this Agreement and so long as Management Company is not responsible for lack of free and quiet occupation, Management Company shall quietly hold, occupy and enjoy the Hotel throughout the term of this Agreement free from hindrance, ejection or molestation by Owner or other party claiming under, through or by right of Owner. Owner agrees to make any payments and, at its expense, to prosecute all appropriate actions, judicial or otherwise, necessary to assure such free and quiet occupation.

    11.02  Actions for Quiet Occupation
           ----------------------------

    Notwithstanding the foregoing, nothing herein shall prevent Owner from delaying any payment, provided Owner is prosecuting all appropriate actions in good faith and provided that no action on the part of Owner in any such prosecution shall create a possibility of foreclosure or any divesting of the Hotel or the termination of this Agreement, or incur or create any civil or criminal liability on the part of Management Company. For the purposes of the preceding sentence, Management Company agrees that the filing of an appropriate bond in accordance with applicable law shall be sufficient action on the part of Owner to prevent the possibility of foreclosure should Owner elect to delay any such payment and prosecute any such action in good faith.

    11.03  Use
           ---

    A. Management Company shall use the Hotel solely for the operation of a hotel with first-class standards and for all activities in connection therewith which are customary and usual to such an operation. Management Company, in any event, shall comply with and abide by all applicable laws, regulations, ordinances, orders, standards and requirements, shall operate and maintain the Hotel in an efficient manner and in accordance with the terms of the First Mortgage and the Second Mortgage and shall use its reasonable best efforts to apply sound administrative, accounting, budgeting, operational, sales, advertising, personnel and purchasing policies and practices. Management Company shall obtain, either in its own name or on behalf of Owner, any and all licenses or permits necessary for the operation of the Hotel as a first-class hotel facility.

    B. Management Company shall have the option to terminate this Agreement at any time upon seventy-five (75) days' written notice to Owner in the event of a withdrawal or revocation, by any lawful governing body having jurisdiction thereof, of any material license or permit required for operation of the Hotel as a first-class facility, including, but not limited to, occupancy permits; provided (i) such withdrawal or revocation is not the result of any action or inaction of Management Company, but is due to circumstances beyond Management Company's reasonable control; and (ii) all applicable appeals to higher governmental authorities regarding such withdrawal or revocation have been exhausted, and every reasonable effort has been made to obtain a substitute license or permit which would allow for the continued operation of the Hotel as a first-class facility.

    11.04  Chain Services
           --------------

    Management Company shall cause to be furnished to the Hotel certain services ("Chain Services") which are furnished generally on a central or regional basis to other hotels in the Marriott chain and which benefit each hotel as a participant in the Marriott chain. Chain Services shall include (i) national sales office services, central training services, manpower development and management personnel relocation, central advertising and promotion (including direct and image media and advertising administration), the Marriott national reservation system and the Marriott computer payroll and accounting services, and (ii) such additional central or regional services as may from time to time be furnished for the benefit of the hotels in the Marriott chain or in substitution for services now performed at individual hotels which may be more efficiently performed on a group basis. Costs and expenses incurred in the providing of such services shall be allocated on a fair and equitable basis among all Marriott hotels in the United States receiving the same.

    11.05  Owner's Right to Inspect
           ------------------------

    Owner or its agents shall have access to the Hotel at any and all reasonable times for the purpose of protecting the same against fire or other casualty, prevention of damage to the Hotel, or showing the Hotel to prospective purchasers or mortgagees, or for inspection purposes.

                               END OF ARTICLE XI

                                  ARTICLE XII

                                   INSURANCE
                                   ---------

    12.01  Interim Insurance
           -----------------
    [Intentionally omitted.]

    12.02  Property and Operational Insurance
           ----------------------------------

    Management Company shall, commencing with the Effective Date and thereafter during the term of this Agreement, procure and maintain, either with insurance companies of recognized responsibility or by legally qualifying itself as a self insurer, a minimum of the following insurance:

    A. Property insurance on the Hotel building(s) and contents against loss or damage by fire, lightning and all other risks covered by the usual extended coverage endorsement, all in an amount not less than one hundred percent (100%) of the replacement cost thereof (excluding the cost of foundations and excavations);

    B. Boiler and machinery insurance against loss or damage from explosion of boilers or pressure vessels to the extent applicable to the Hotel;

    C. Business interruption insurance covering loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Sections 12.02

A and B, which shall be of a type and in such amounts (but such coverage shall in no event be for less than one (1) year) as are generally established by Management Company at similar hotels it owns, leases or manages under the Marriott name in the United States;

    D. General liability insurance against claims for bodily injury, death or property damage occurring on, in, or in conjunction with the business of the Hotel, and automobile liability insurance on vehicles operated in conjunction with the Hotel, with a combined single limit for each occurrence of not less than One Hundred Million Dollars ($100,000,000); representatives of Management Company and Owner shall meet, at Owner's request, at intervals of approximately once every five (5) years, to review the adequacy of such limit;

    E. Workers' compensation and employer's liability insurance as may be required under applicable laws covering all of Management Company's employees at the Hotel;

    F. Fidelity bonds, with reasonable limits to be determined by Management Company, covering its employees in job classifications normally bonded in other similar hotels it leases or manages under the Marriott name in the United States or as otherwise required by law, and comprehensive crime insurance to the extent Management Company and Owner mutually agree it is necessary for the Hotel; and

    G. Such other insurance in amounts as Management Company and Owner, in their reasonable judgment, mutually deem advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel.

    12.03  General Insurance Provisions
           ----------------------------

    A. All insurance described in Section 12.02 may be obtained by Management Company by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies substantially fulfill the requirements specified herein. Upon the request of either Owner or the holder of the First Mortgage or the Second Mortgage, representatives of the requesting party shall be entitled to examine, at Management Company's corporate headquarters, all insurance policies maintained by Management Company regarding the Hotel.

    B. Management Company may self insure or otherwise retain such risks or portions thereof as it does with respect to other similar hotels it owns, leases or manages under the Marriott name in the United States.

    C. All policies of insurance required under Section 12.02 shall be carried in the name of Management Company. The policies required under Sections 12.02 A, B, C and D shall include the Owner as an additional insured. Upon notice by the Owner, Management Company shall also have the policies required under

Sections 12.02 A, B, C and D include the holder of the First Mortgage and the Second Mortgage as additional insureds. Any property losses thereunder shall be payable to the respective parties as their interests may appear. The First Mortgage and the Second Mortgage on the Hotel shall contain provisions to the effect that proceeds of the insurance policies required to be carried under Sections 12.02 A and B shall, with respect to any casualty involving less than twenty-five percent (25%) of the replacement cost of the Hotel, be available for repair and restoration of the Hotel.

    D. Management Company shall deliver to the Owner certificates of insurance with respect to all policies so procured and, in the case of insurance policies about to expire, shall deliver certificates with respect to the renewal thereof.

    E. All certificates of insurance provided for under this Article XII shall, to the extent obtainable, state that the insurance shall not be canceled or materially changed without at least thirty (30) days' prior written notice to Owner.

    F. The term "Hotel Retention" shall mean the amount of any loss or reserve under Management Company's blanket insurance or self-insurance programs which is allocated to the Hotel, not to exceed the higher of (a) the maximum per occurrence limit established for similar hotels participating in such programs, or (b) the insurance policy deductible on any loss which may fall within high hazard classifications as mandated by the insurer (e.g., earthquake, flood, windstorm on coastal properties, etc.). If the Hotel is not a participant under Management Company's blanket insurance or self-insurance programs, "Hotel Retention" shall mean the amount of any loss or reserve allocated to the Hotel, not to exceed the insurance policy deductible.

    12.04  Cost and Expense
           ----------------
    A.  [Intentionally omitted.]

    B. Insurance premiums and any other costs or expenses with respect to the insurance or self-insurance required under Section 12.02, including any Hotel Retention, shall be paid from Gross Revenues as Deductions. To the extent that such costs or expenses include reimbursement by Management Company of its own costs or expenses, or those of one of its affiliates, such costs or expenses shall be generally competitive (as calculated over the term of this Agreement) with costs and expenses of non-affiliated entities providing similar services. Such premiums and costs shall be allocated on an equitable basis to the hotels participating under Management Company's blanket insurance or self-insurance programs. Any reserves, losses, costs or expenses which are uninsured shall be treated as a cost of insurance and shall be Deductions. Upon Termination, an escrow fund in an amount reasonably acceptable to Management Company shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Owner) to cover the amount of any Hotel Retention and all other costs which will eventually have to be paid by either Owner or Management Company with respect to pending or contingent claims, including those which arise after Termination for causes arising during the term of this Agreement. Upon the final disposition of all such pending or contingent claims, any unexpended funds remaining in such escrow shall be paid to Owner.

    12.05  Owner's Option to Obtain Certain Insurance
           ------------------------------------------

    Owner may, at its option, by written notice to Management Company which shall be delivered no later than ninety (90) days prior to the natural expiration of the insurance policies which Management Company has obtained pursuant to Sections 12.02 A, B and C, procure and maintain the insurance specified in Sections 12.02 A, B and C (in which case Management Company shall allow such policies obtained by it under Sections 12.02 A, B, and C to expire), subject to the following terms and conditions:

    A. All such policies of insurance shall be carried in the name of Owner, with Management Company as an additional insured. Any property losses thereunder shall be payable to the respective parties as their interests may appear. The documentation with respect to the First Mortgage and the Second Mortgage (or subordinated mortgages if Owner so elects and if such subordinated mortgages are permitted under the First Mortgage and the Second Mortgage) shall contain provisions to the effect that proceeds of the insurance policies required to be carried under Sections 12.01 A and B shall be available for repair and restoration of the Hotel, to the extent required pursuant to Section 12.03 C. However, any holder of the First Mortgage or the Second Mortgage (or subordinated mortgages if Owner so elects and if such subordinated mortgages are permitted under the First Mortgage and the Second Mortgage) shall be entitled to impose reasonable conditions on the disbursement of insurance proceeds for the repair and/or restoration of the Hotel, including a demonstration by Owner and/or Management Company that the amount of such proceeds (together with other funds Owner agrees to make available) is sufficient for such purpose.

    B. Owner shall deliver to Management Company certificates of insurance with respect to all policies so procured and, in the case of insurance policies about to expire, shall deliver certificates with respect to the renewal thereof.

    C. All such certificates of insurance shall, to the extent obtainable, state that the insurance shall not be canceled or materially changed without at least thirty (30) days' prior written notice to the certificate holder.

    D.  Premiums for such insurance coverage shall be treated as

Deductions, provided that if the cost of such insurance procured by Owner exceeds the cost of Management Company's comparable coverage by more than ten percent (10%), all such excess costs shall be the sole responsibility of Owner and shall not be a Deduction.

    E. Should Owner exercise its option to procure the insurance described in this Section 12.05, Owner hereby waives its rights of recovery from Management Company or any of its affiliates (and their respective directors, officers, shareholders, agents and employees) for loss or damage to the Hotel, and any resultant interruption of business.

    F. Should Owner exercise its right to obtain the insurance described in this Section 12.05, Owner acknowledges that Management Company is under no obligation to thereafter include the Hotel in its blanket insurance program (with respect to the coverage described in Sections 12.02 A, B and C) for the balance of the term of this Agreement. However, upon a sale of the Hotel pursuant to Section 19.01, a successor Owner shall have the right, notwithstanding the fact that the previous Owner may have obtained insurance in accordance with this Section 12.05, to have the Hotel included in Management Company's blanket insurance program (provided that the Hotel, as of that point in time, satisfies the applicable criteria for admission to such program, as established by the program's insurance carriers) by making a written request to Management Company for such inclusion not later than thirty
(30) days after the date on which such party becomes the Owner.

    G. All insurance procured by Owner hereunder shall be obtained from reputable insurance companies reasonably acceptable to Management Company.

                               END OF ARTICLE XII

                                  ARTICLE XIII

                                     TAXES
                                     -----

    13.01  Real Estate and Property Taxes
           ------------------------------

    All real estate and ad valorem property taxes, assessments and similar charges on or relating to the Site, the interest of Owner in the Site, the Hotel or this Agreement during the term of this Agreement ("Impositions") shall be paid by Management Company and shall be considered a Deduction from Gross Revenues in arriving at Operating Profit before any fine, penalty, or interest is added thereto or lien placed upon the Site, the interest of Owner in the Site, the Hotel or this Agreement, unless payment thereof is in good faith being contested and enforcement thereof is stayed. Management Company shall, within the earlier of thirty (30) days of payment or three (3) days following written demand by Owner, furnish Owner with copies of official tax bills and evidence of payment or contest thereof.

                              END OF ARTICLE XIII

                                  ARTICLE XIV

                                HOTEL EMPLOYEES
                                ---------------

    14.01  Employees
           ---------
    All Hotel personnel shall at all times during the term of this Agreement be the employees of Management Company or affiliates of Management Company.

    A. Management Company shall have absolute discretion to hire, promote, supervise, direct and train all employees at the Hotel, to fix their terms of compensation and, generally, establish and maintain all policies relating to employment.

    B. Management Company shall decide which, if any, of the Hotel's employees shall reside at the Hotel, and shall be permitted to provide free accommodations and amenities to its employees and representatives living at or visiting the Hotel in connection with its management or operation. No person shall otherwise be given gratuitous accommodations or services without the prior joint approval of Owner and Management Company except in accordance with the usual practices of the hotel and travel industry.

    C. All employees who are responsible for the handling of monies to be paid to Owner pursuant to Article V, shall be under a blanket fidelity bond in a company reasonably acceptable to Owner and Management Company.

                               END OF ARTICLE XIV

                                   ARTICLE XV

                     DAMAGE, CONDEMNATION AND FORCE MAJEURE
                     --------------------------------------

    15.01  Damage and Repair
           -----------------

    A. If, during the term of this Agreement, the Hotel is damaged or destroyed by fire, casualty or other cause, Owner shall, with all reasonable diligence, to the extent that proceeds from the insurance described in Section 12.02 are available (subject to the provisions of the First Mortgage, but with the limitations described in Section 12.03 C) for such purpose, repair or replace the damaged or destroyed portion of the Hotel to the same condition as existed previously.

    B. In the event damage or destruction to the Hotel from any cause materially and adversely affects the operation of the Hotel and Owner fails to timely (subject to Force Majeure, and subject to unreasonable delays caused by Management Company, including unreasonable delays in adjusting the insurance claim with the carriers which participate in Management Company's blanket insurance program) commence and complete the repairing, rebuilding or replacement of the same so that the Hotel shall be substantially the same as it was prior to such damage or destruction, Management Company may, at its option, elect to terminate this Agreement upon one hundred twenty (120) days' written notice. The term "Force Majeure" shall mean acts of God, acts of war, civil disturbance, governmental action (including the revocation or refusal to grant licenses or permits, where such revocation or refusal is not due to the fault of the party whose performance is to be excused for reasons of Force Majeure), strikes, fire, unavoidable casualties or any other causes beyond the reasonable control of either party (excluding, however, (i) lack of financing, or (ii) general economic and/or market factors).

    15.02  Condemnation
           ------------

    A. In the event all or substantially all of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Hotel shall be so taken, but the result is that it is unreasonable to continue to operate the Hotel, this Agreement shall terminate.

    B. In the event a portion of the Hotel shall be taken by the events described in Section 15.02 A, or the entire Hotel is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate the Hotel, this Agreement shall not terminate. However, so much of any award for any such partial taking or condemnation as shall be necessary to render the Hotel equivalent to its condition prior to such event shall be used for such purpose; the balance of such award, if any, shall be fairly and equitably apportioned between Owner and

Management Company in accordance with their respective interests. The Owner's Priority shall be reduced by ten percent (10%) of that portion of the total amount (if any) received by Owner pursuant to this Section 15.02 B which is not used to restore the Hotel.

    C. In the event of any proceeding described in Section 15.02 A or B, Owner and Management Company shall each have the right to initiate such proceedings as they deem advisable to recover any damages to which they may be entitled; provided, however, that Management Company shall be entitled to retain the award or compensation it may obtain through proceedings which are conducted separately from those of Owner only if such award or compensation does not reduce the award or compensation otherwise available to Owner. For this purpose, any award or compensation received by any holder of the First Mortgage or the Second Mortgage shall be deemed to be an award or compensation received by Owner).

    15.03  Force Majeure
           -------------

    Provided that the specific provisions of this Agreement regarding (i) damage or destruction, (ii) condemnation and (iii) withdrawal or revocation of licenses or permits shall govern exclusively with respect to those specific matters, if acts of God, acts of war, civil disturbance or governmental action shall, in Management Company's reasonable business judgment, make continued operation of the Hotel impracticable for more than a temporary period, then Management Company shall be entitled to terminate this Agreement upon sixty
(60) days' written notice to Owner.

    15.04  Damage, Condemnation and Force Majeure Under First Mortgage
           -----------------------------------------------------------

    Notwithstanding any other provision of this Article XV, for so long as the First Mortgage shall remain in place, the provisions on damage, condemnation and force majeure contained in the First Mortgage shall take precedence over this
Article XV.

                               END OF ARTICLE XV

                                  ARTICLE XVI

                                    DEFAULTS
                                    --------

    16.01  Defaults
           --------
    The following shall constitute events of default to the extent permitted by law:

    A. The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party;

    B. The consent by either party to an involuntary petition in bankruptcy, or the admission in writing by either party of its inability to pay its debts, or the failure to vacate (within ninety (90) days from the date of entry thereof) any order approving an involuntary petition against either party;

    C. The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of such party's assets, and such order, judgment or decree continuing unstayed and in effect for any period of ninety (90) days;

    D. The appointment of a receiver for all or any substantial portion of the property of either party if such appointment has not been withdrawn or vacated within ninety (90) days of the issuance thereof;

    E. The failure of either party to make any payment which is due and payable hereunder within twenty (20) days after written notice thereof from the other party;

    F. The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after notice of said failure.

    Upon the occurrence of any of such events of default, the non-defaulting party may give to the defaulting party notice of intention to terminate this Agreement for default after the expiration of a period of thirty (30) days from the date of such notice, and if the default has not been cured on or before the expiration of such period, this Agreement shall terminate. If, however, upon receipt of such notice, the defaulting party shall (if such default is not susceptible of being cured within thirty (30) days) promptly commence to cure the default, and shall thereafter diligently pursue such efforts to completion, then such notice shall be of no force and effect. The provision of the immediately preceding sentence shall not apply to Sections 16.01 A, B, C, D and E.

    16.02  Remedies Cumulative
           -------------------

    The rights granted hereunder shall not be in substitution for, but shall be in addition to, any and all rights and remedies available to the non-defaulting party by reason of applicable provisions of law.

                               END OF ARTICLE XVI

                                  ARTICLE XVII

                           WAIVER; PARTIAL INVALIDITY
                           --------------------------

    17.01  Waiver
           ------

    The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

    17.02  Partial Invalidity
           ------------------

    In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, or governmental agency having jurisdiction, this Agreement shall be construed as if such portion had not been inserted herein, except when such construction would operate as an undue hardship on Management Company or Owner or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.

                              END OF ARTICLE XVII

                                 ARTICLE XVIII

                                   ASSIGNMENT
                                   ----------

    18.01  Assignment
           ----------
    Neither party shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other party, except as follows:

    A. Owner shall have the right to assign or transfer its interest in this Agreement without such consent in connection with a sale of the Hotel pursuant to Section 19.01;

    B. Owner shall have the right to assign or transfer its interest in this Agreement without such consent as collateral security with respect to the financing evidenced by any mortgage, deed of trust or similar security instrument; provided, however, any such mortgage, deed of trust or security instrument will contain a provision reasonably acceptable to Management Company's counsel that this Agreement will not be subject to forfeiture or Termination other than in accordance with the terms of this Agreement, notwithstanding a default under any such mortgage, deed of trust or security instrument. Under such circumstances, Management Company is obligated to comply with the provisions of Section 18.02(vi);

    C. Provided that Management Company remains liable under all of the provisions hereof, Management Company shall have the right to transfer or assign its interest in this Agreement without such consent to any affiliates controlling or controlled by Marriott, including a partnership in which Marriott or any affiliate controlling or controlled by it is a general partner. For the purposes of this Section 18.01 C, an affiliate shall be deemed controlling or controlled by Marriott if Marriott, through one or more controlled intermediaries, owns or controls a minimum of fifty-one percent (51%) of the voting interests in such affiliate; and

    D. Management Company shall have the right to transfer or assign its interest in this Agreement without such consent in connection with a merger, consolidation, or sale of all or substantially all of the assets of Marriott.

    Any permitted transfer or assignment pursuant to the foregoing provisions shall be effective only upon an assumption by the assignee of all of the assignor's duties under this Agreement. In the event of consent by either party to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. Any permitted assignment by either Owner or Management Company of its interest in this Agreement, and the assumption by the assignee of the assignor's duties under this Agreement, shall relieve Owner or

Management Company (except in the event of an assignment under Section 18.01 C), as the case may be, from their respective obligations under this Agreement arising or accruing after the effective date of such assignment, and shall inure to the benefit of, and be binding upon, their respective successors or assigns.

    18.02  Subordination
           -------------

    Management Company shall, on request of Owner or any lender under the First Mortgage or the Second Mortgage, enter into such supplemental agreements as may obligate Management Company to (i) provide such a lender with notice of any default by Owner hereunder and thereafter permit such a lender to effect a cure thereof within a reasonable period; (ii) supply such a lender with copies of any notices or other communications contemplated by this Agreement from Management Company to Owner, (iii) postpone termination of this Agreement in the event of a default by Owner for so long as such a lender shall have commenced to cure any such default or, if possession of the Hotel is required to effect such cure or such default is not susceptible to cure, for so long as such lender in good faith shall notify Management Company that such lender intends to institute foreclosure proceedings and thereafter for so long as such proceedings shall have been instituted and prosecuted with reasonable diligence; (iv) in the event of a termination of this Agreement, offer to enter into a new management agreement with such a lender upon the same terms and conditions as this Agreement, except that such lender shall have the right to assign this Agreement without Management Company's consent and the covenants referred to in Sections 3.01 and 3.02 shall not apply to such lender; (v) subordinate Management Company's interest in this Agreement to the rights of such a lender upon foreclosure of any mortgage, deed of trust, security agreement or like instrument against the Hotel or by a deed in lieu of foreclosure; and (vi) attorn to and recognize such a lender or its assignee as being Owner hereunder upon conveyance of title to the Hotel to such lender or assignee, whether such conveyance is upon foreclosure of a mortgage, deed of trust, security agreement or like instrument or by a deed in lieu of a foreclosure.

    18.03  Transfer of Hotel to Lender Under First Mortgage and Second Mortgage
           --------------------------------------------------------------------

    In the event of a transfer of the Hotel from Owner to the lender under the First Mortgage or the Second Mortgage or a purchaser, including such lender under the First Mortgage or the Second Mortgage, at foreclosure or by deed in lieu of foreclosure, then such transferee shall have no personal liability to Management Company under this Agreement, and the only recourse of Management Company shall be to the extent of the interest of such transferee in the Hotel.

                              END OF ARTICLE XVIII

                                  ARTICLE XIX

                                 SALE OF HOTEL
                                 -------------

    19.01  Sale of Hotel
           -------------

    A. If Owner receives a bona fide written offer to purchase the Hotel and desires to accept such offer, Owner shall give written notice thereof to Management Company stating the name of the prospective purchaser, the price and the terms and conditions of such proposed sale, together with all other information requested by Management Company and reasonably available to Owner. Within thirty (30) days after the date of receipt of Owner's written notice and such other information, Management Company shall elect, by written notice to Owner, one of the following two alternatives:

         1. To consent to such sale and to the assignment of this Agreement to such purchaser, provided that concurrently with the finalization thereof the purchaser shall, by appropriate instrument in form satisfactory to Management Company, assume all of Owner's obligations hereunder and provided that such sale must be finalized within one hundred eighty (180) days following the receipt of written notice from Owner given pursuant to Section 19.01 A. Consent by Management Company shall not relieve Owner from its obligations under this Agreement for any acts or omissions of Owner prior to such approved sale and assignment.

An executed copy of such assumption agreement shall be delivered to Management Company.

         2. To terminate this Agreement by written notice to Owner, which notice will set an effective date for such Termination not earlier than thirty
(30) days, nor more than sixty (60) days, following the date of the giving of such notice. Owner or Management Company shall have the right to change such effective date of Termination to coincide with the date of the finalization of the proposed sale. Said notice of Termination shall not be effective if such sale is not finalized. Notwithstanding the foregoing, Management Company agrees that if the proposed purchaser, in the reasonable opinion of Management Company,
(i) is financially responsible and has sufficient assets to fulfill the obligations of Owner hereunder, and (ii) is not a party which has itself been connected with, or is either controlled by persons known to be engaged in, criminal activities, or known as an associate or agent of criminals, and (iii) does not directly or indirectly operate or manage hotels or restaurants in competition with Management Company or Marriott or their affiliates, Management Company shall not exercise its right to terminate this Agreement pursuant to this Section 19.01 A 2 and shall be deemed to have consented to the proposed sale or assignment pursuant to Section 19.01 A 1.

    B. If Management Company shall fail to elect one of the above alternatives within said thirty (30) day period as set forth in the first paragraph of Section 19.01 A, the same shall be conclusively deemed to constitute an election and consent under Section 19.01 A 1, and the provisions thereof shall prevail as if Management Company had consented in writing thereto. Any proposed sale of which notice has been given by Owner to Management Company hereunder must be finalized within one hundred eighty (180) days following the giving of such notice. Failing such finalization, such notice, and any response thereto given by Management Company, shall be null and void and all of the provisions of Section 19.01 A must again be complied with before Owner shall have the right to finalize a sale of the Hotel upon the terms contained in said notice, or otherwise.

    C. The provisions of this Section 19.01 will not apply to the lender under the First Mortgage or the Second Mortgage in the event of a foreclosure or foreclosure sale (or deed in lieu of foreclosure) of the First Mortgage or the Second Mortgage, respectively, or to Owner if the lender under the First Mortgage or the Second Mortgage has an economic interest as a lender in the Hotel.

                               END OF ARTICLE XIX

                                   ARTICLE XX

                                  ARBITRATION
                                  -----------

    20.01  Arbitration
           -----------

    A. In the event of a dispute between Owner and Management Company with respect to any issue of fact specifically mentioned herein as a matter to be decided by arbitration, such dispute shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining. The decision of the arbitrators shall be binding, final and conclusive on the parties.

    B. Owner and Management Company shall each appoint and pay all fees of a fit and impartial person as arbitrator who shall have had at least ten (10) years' experience in the State of New Jersey in a calling connected with the subject matter of the dispute within thirty (30) days of notice by either party of such party's election to seek arbitration in accordance with the provisions of this Section 20.01. Such appointment shall be signed in writing by each party to the other, and the arbitrators so appointed, in the event of their failure to agree within thirty (30) days after the appointment of the second arbitrator upon the matter so submitted, shall appoint a third arbitrator. If either Owner or Management Company shall fail to appoint an arbitrator, as aforesaid, for a period of twenty (20) days after written notice from the other party to make such appointment, then the arbitrator appointed by the party having made such appointment shall appoint a second arbitrator and the two so appointed shall, in the event of their failure to agree upon any decision within thirty (30) days thereafter, appoint a third arbitrator. If such arbitrators fail to agree upon a third arbitrator within forty-five (45) days after appointment of the second arbitrator, then such third arbitrator shall be appointed by the American Arbitration Association from its qualified panel of arbitrators, and shall be a person having at least ten (10) years' recent experience as to the subject matter in question. The fees of the third arbitrator and the expenses incident to the proceedings shall be borne equally between Owner and Management Company. The fees of respective counsel engaged by the parties, and the fees of the expert witnesses and other witnesses called for the parties, shall be paid by the respective party engaging such counsel or calling or engaging such witnesses.

    C. The decision of the arbitrators shall be by majority vote and shall be rendered within thirty (30) days after appointment of the third arbitrator, and such decision shall be in writing and in duplicate, one counterpart thereof to be delivered each to Owner and Management Company. A judgment of a court of competent jurisdiction may be entered upon the award of the arbitrators in accordance with the rules and statutes applicable thereto then obtaining. Nothing herein shall be deemed to grant such arbitrators authority to modify or amend this Agreement.

                               END OF ARTICLE XX

                                  ARTICLE XXI

                                 MISCELLANEOUS
                                 -------------

    21.01  Right to Make Agreement
           -----------------------

    Each party warrants, with respect to itself, that neither the execution of this Agreement, nor the finalization of the transactions contemplated hereby, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

    21.02  Consents
           --------

    Except as otherwise specifically restricted or limited, wherever in this Agreement the consent or approval of Owner or Management Company is required, such consent or approval shall not be unreasonably withheld, delayed or conditioned, shall be without charge, shall be in writing and shall be executed by a duly authorized officer or agent of the party granting such consent or approval.

    21.03  Agency
           ------

    A. The relationship of Owner and Management Company shall be that of principal and agent, and nothing contained in this Agreement shall be construed to create a partnership or joint venture between them or their successors in interest. Management Company's agency established by this Agreement is coupled with an interest and may not be terminated by Owner until the expiration of the term of this Agreement, except as provided in Section 4.02 and in Articles XV or
XVI. Notwithstanding the agency relationship created by this Agreement, nothing contained herein shall prohibit, limit or restrict Management Company or any of its affiliates from developing, owning, operating, leasing, managing or franchising hotels in the market area where the Hotel is located, and Management Company and its affiliates hereby specifically reserve the right to do any of the foregoing.

    B. The agency coupled with an interest herein was created by a complex, single, integrated transaction. Among other considerations, Owner and Management Company stipulate that their mutual decision to enter into this Agreement was based on the following assumptions: (i) that one of the reasons why the

Marriott hotel system has succeeded in gaining the loyalty of its customers is that Marriott hotels are located in a large number of geographical markets; (ii) that the success of many of Management Company's promotional efforts (such as the Honored Guest Award program) depends on the expectation of its customers that there will be a Marriott hotel in most destinations where they may choose to travel; and (iii) by executing this Agreement, Management Company intends to select this Hotel to represent the Marriott hotel system in the Hotel's market area, and, in so doing, Management Company has foregone the opportunity to select other hotels in this market area. This agency is intended to provide security for the covenants, promises and guarantees herein. The agency was purchased for valuable consideration and is not terminable except as specifically allowed by the express provisions of this Agreement. The parties intend for this agency to be coupled with an interest, waive any right to claim that it is terminable at will, and further agree to be equitably estopped from asserting that the agency is not coupled with an interest.

    21.04  Applicable Law
           --------------
    This Agreement shall be construed under and shall be governed by the laws of the State of New Jersey.

    21.05  Recordation
           -----------

    At the request of either party, the parties shall execute an appropriate memorandum of this Agreement in recordable form and cause the same to be recorded in the jurisdiction where the Hotel is located. Any cost of such recordation shall be initially borne by Owner, reimbursed to Owner from Gross Revenues, and treated as a Deduction.

    21.06  Headings
           --------

    The headings of the Articles and Sections herein are inserted only for convenience and are in no way to be construed as limitations on the scope of the particular Article or Section to which they refer.

    21.07  Certificates
           ------------

    Either party, upon request of the other party, without charge, shall deliver a written instrument to the requesting party or to any other party designated by the requesting party, duly executed and acknowledged, certifying:

    A. That this Agreement is unmodified and in full force and effect, or, if there is any modification then in effect or any existing modification that will become effective thereafter, stating such modification and stating that this Agreement is in full force and effect as modified;

    B. Whether or not there are any defaults hereunder known to such party or existing setoffs or defenses against the enforcement of any of the terms, agreements, covenants and conditions of this Agreement, and, if so, specifying the same; and

    C. The dates to which any stated amounts of the Management Fees, Owner's Distribution and/or other charges hereunder have been paid.

    The giving of any such certificate shall not preclude Owner or Management Company from thereafter asserting any existing default of which such party did not have actual knowledge on the date of the making of such certificate.

    21.08  Notices
           -------

    Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail, return receipt requested, as follows:

          To Owner:
          --------

          Hanover Marriott Limited Partnership
          c/o Host Marriott Corporation
          10400 Fernwood Road
          Bethesda, Maryland 20817
           Attn:  Law Department

          with a copy to:

          Hanover Marriott Limited Partnership
          c/o Host Marriott Corporation
          10400 Fernwood Road
          Bethesda, Maryland 20817

          Attn:  Asset Management Department 908

          To Management Company:
          ---------------------

          Marriott Hotel Services, Inc.
          10400 Fernwood Road
          Bethesda, Maryland 20817
          Attn:  Law Department

          with a copy to:
          --------------

          Marriott Hotel Services, Inc.
          10400 Fernwood Road
          Bethesda, Maryland 20817
          Attn:  Senior Vice President-Finance
                 Marriott Hotels, Resorts & Suites

or to such other address as from time to time may be designated by proper notice given by the party to whom addressed. All such notices which are sent by certified or registered mail, postage prepaid, shall be deemed served in the fifth (5th) business day after being posted.

     21.09  Entire Agreement
            ----------------

     This Agreement, together with other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties, supersedes all prior understandings and writings relating specifically to the subject matter hereof, and may be changed only by a writing signed by the parties hereto.

     21.10  Termination
            -----------

     In the event of a Termination of this Agreement, the following events shall occur:

     A. Management Company shall, as of the date of Termination, surrender the Hotel, the Site and Fixed Asset Supplies to Owner, in the condition the property is in as of such date, subject to Management Company's obligations to maintain the property as set forth in Sections 8.01 and 8.02.

     B. Management Company shall be obligated to deliver to Owner certain Fixed Asset Supplies in accordance with Sections 7.02 and 10.02.

     C. All items of income and expense will be prorated as of the date of Termination, and a final accounting pertaining to operations of the Hotel prior to said date will be prepared by Management Company and delivered to Owner within sixty (60) days after the date of Termination, all adjustments to be made and paid simultaneously with the delivery of said accounting.

     D. All contracts pertaining to the operations of the Hotel will be assigned to Owner and assumed by Owner.

     E. To the extent legally possible, all licenses and permits required for the operation of the Hotel will be assigned to Owner.

     F. Management Company will deliver all books and records pertaining to the operation of the Hotel to Owner. Owner agrees that Management Company will have reasonable access (including the right to make copies, at its expense) to such books and records after Termination.

     G. Management Company will transfer to Owner all advance reservations and any deposits made with respect thereto. Management Company agrees that it will not attempt to transfer any reservations made at the Hotel to any other hotels it operates; the foregoing will not affect Management Company's right to inform all parties making reservations for dates after Termination that the Hotel will no longer be operated as a Marriott hotel after the date of Termination.

     H. Owner and Management Company will undertake such other actions as are necessary and appropriate in connection with Termination of this Agreement and the transfer of possession of the Hotel to Owner.

     21.11  Indemnification
            ---------------

     Owner shall indemnify Management Company from and against all liabilities, claims, obligations, damages, costs and expenses as a result of a breach of this Agreement by Owner. Likewise Management Company shall indemnify Owner from and against all liabilities, claims, obligations, damages, costs and expenses as a result of a breach of this Agreement by Management Company.

     21.12  Confidentiality
            ---------------

     The parties hereby agree that the matters set forth in this Agreement are strictly confidential and each party will make every effort to ensure that such information is not disclosed to any outside persons or entities (including the press) without the consent of the other party.

     21.13  Owner's Exculpation
            -------------------

     It is expressly understood and agreed by Management Company or any other entity hereafter claiming an interest pursuant to this Agreement that the liability of Owner hereunder, including any partner, officer or director of Owner, for damages or otherwise shall be limited to Owner's interest in the Site, Hotel and this Agreement and that no personal liability is assumed by nor shall be asserted or enforced against Owner or any of its respective successors or assigns.

     21.14  Termination of Operating Lease
            ------------------------------
     The term of the Operating Lease shall end as of 11:59 p.m. on the day immediately preceding the Effective Date.

                               END OF ARTICLE XXI

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

ATTEST:                       HANOVER MARRIOTT LIMITED
                              PARTNERSHIP ("OWNER")

                              By:   Marriott Hanover Hotel
                                    Corporation, General Partner

David E. Reichmann
===========================         By: Bruce D. Wardinski
                                       --------------------------

Name: David E. Reichmann            Name: Bruce D. Wardinski
     ----------------------              ------------------------
Title:  Assistant Secretary         Title:  Vice President



ATTEST:                       MARRIOTT HOTEL SERVICES, INC.
                              ("MANAGEMENT COMPANY")


Carol Bruff
===========================   By: Kevin M. Kimball
                                 -------------------------------

Name: Carol Bruff             Name: Kevin M. Kimball
     ----------------------        -----------------------------
Title:  Assistant Secretary   Title:  Vice President